Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-103266 pertaining to the Certegy Inc. Deferred Compensation Plan, Form S-8 No. 333-64462 pertaining to the Certegy Inc. 401(k) Plan, and Form S-8 No. 333-63342 pertaining to the Certegy Inc. 2001 Stock Incentive Plan and 2001 Non-Employee Director Stock Option Plan) of our report dated February 2, 2004, with respect to the consolidated financial statements of Certegy Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 12, 2004